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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                Allscripts, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   019886 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                    12/31/99
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)

          [ ]     Rule 13d-1(c)

          [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

                               Page 1 of 14 Pages

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                    Page 2 of 14 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NUMBERS OF ABOVE PERSONS (ENTITIES ONLY).

           Liberty Partners Holdings 6, L.L.C.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (SEE INSTRUCTIONS)                                          (b)  [X]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States-DE
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              3,748,170
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:               7      SOLE DISPOSITIVE POWER

                                           0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           3,748,170

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,748,170
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 00
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                    Page 3 of 14 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NUMBERS OF ABOVE PERSONS (ENTITIES ONLY).

           Liberty Investment Partners 6

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (SEE INSTRUCTIONS)                                          (b)  [X]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States-FL
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              3,748,170
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:               7      SOLE DISPOSITIVE POWER

                                           0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           3,748,170

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,748,170
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                    Page 4 of 14 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NUMBERS OF ABOVE PERSONS (ENTITIES ONLY).

           Peter E. Bennett

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (SEE INSTRUCTIONS)                                          (b)  [X]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              3,748,170
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:               7      SOLE DISPOSITIVE POWER

                                           0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           3,748,170

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,748,170
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                    Page 5 of 14 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NUMBERS OF ABOVE PERSONS (ENTITIES ONLY).

           G. Michael Stakias

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (SEE INSTRUCTIONS)                                          (b)  [X]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              3,748,170
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:               7      SOLE DISPOSITIVE POWER

                                           0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           3,748,170

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,748,170
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                    Page 6 of 14 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NUMBERS OF ABOVE PERSONS (ENTITIES ONLY).

           Carl E. Ring, Jr.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (SEE INSTRUCTIONS)                                          (b)  [X]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              3,748,170
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:               7      SOLE DISPOSITIVE POWER

                                           0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           3,748,170

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,748,170
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                    Page 7 of 14 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NUMBERS OF ABOVE PERSONS (ENTITIES ONLY).

           Paul J. Huston

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (SEE INSTRUCTIONS)                                          (b)  [X]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              3,748,170
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:               7      SOLE DISPOSITIVE POWER

                                           0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           3,748,170

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,748,170
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                    Page 8 of 14 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NUMBERS OF ABOVE PERSONS (ENTITIES ONLY).

           Michael J. Kluger

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (SEE INSTRUCTIONS)                                          (b)  [X]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              3,748,170
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:               7      SOLE DISPOSITIVE POWER

                                           0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           3,748,170

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,748,170
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                    Page 9 of 14 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NUMBERS OF ABOVE PERSONS (ENTITIES ONLY).

           Tom Greig

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (SEE INSTRUCTIONS)                                          (b)  [X]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              3,748,170
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:               7      SOLE DISPOSITIVE POWER

                                           0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           3,748,170

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,748,170
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                   Page 10 of 14 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NUMBERS OF ABOVE PERSONS (ENTITIES ONLY).

           Stephen J. Fisher

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (SEE INSTRUCTIONS)                                          (b)  [X]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              3,748,170
       REPORTING
        PERSON              ----------------------------------------------------
         WITH:               7      SOLE DISPOSITIVE POWER

                                           0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           3,748,170

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,748,170
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 15.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                   Page 11 of 14 Pages

-------------------------------                    -----------------------------

Item 1.

         (a)      Name of Issuer

                  Allscripts, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  2401 Commerce Drive
                  Libertyville, Illinois  60048

Item 2.

         (a)-(c)  This Statement is filed by:

                  Liberty Partners Holdings 6, L.L.C. ("LLC");

                  Liberty Investment Partners 6 ("LIP"), non-voting member of LLC and manager of LLC;

                  and Peter E. Bennett ("Bennett"), G. Michael Stakias ("Stakias"); Carl E. Ring, Jr., ("Ring"), Paul J. Huston ("Huston"), Michael J. Kluger ("Kluger"), Tom Greig ("Greig") and Stephen J. Fisher ("Fisher") who are the general partners of LIP (collectively, the "GP's").

                  The business address of LLC, LIP and the GP's is 1177 Avenue of the Americas, New York, NY 10036. LLC is a Delaware limited liability company, LIP is a Florida general partnership; and Bennett, Stakias, Ring, Huston, Kluger, Greig and Fisher are U.S. citizens.

                  LLC, LIP and the GP's are individually referred to herein as "Reporting Person" and collectively as the "Reporting Persons."

         (d)      Title of Class of Securities

                  Common Stock

         (e)      CUSIP Number

                  019886 10 0

Item 3.

         N/A

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

         (a) Amount beneficially owned: See Row 9 for the amount beneficially owned by each Reporting Person

         (b) Percent of class: See Row 11 for the percentage of class beneficially owned by each Reporting Person

         (c) Number of shares as to which the person has: See Rows 5-8 for the voting and dispositive power for each Reporting Person

Item 5.  Ownership of Five Percent or Less of a Class

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A

Item 8.  Identification and Classification of Members of the Group

         The Reporting Persons may be deemed to be a "group" for the purposes of
Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other person on whose behalf this statement is filed constitute a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such persons. A copy of the Agreement Relating to Joint Filing of Schedule 13(G) is attached hereto as Exhibit A.

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                   Page 12 of 14 Pages

-------------------------------                    -----------------------------

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

         N/A

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                   Page 13 of 14 Pages

-------------------------------                    -----------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

Dated:   February 14, 2000

                            /s/ Peter E. Bennett
                            -------------------------------
                            Peter E. Bennett, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ G. Michael Stakias
                            -------------------------------
                            G. Michael Stakias, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ Carl E. Ring, Jr.
                            ------------------------------
                            Carl E. Ring, Jr., as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ Paul J. Huston
                            ------------------------------
                            Paul J. Huston, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ Michael J. Kluger
                            -------------------------------
                            Michael J. Kluger, individually and as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ Tom Greig
                            -------------------------------
                            Tom Greig, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ Stephen J. Fisher
                            -------------------------------
                            Stephen J. Fisher, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.

-------------------------------                    -----------------------------

CUSIP No. 019886 10 0                  13G                   Page 14 of 14 Pages

-------------------------------                    -----------------------------


                                                                       EXHIBIT A

               AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Allscripts, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

         This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.


Dated:   February 14, 2000


                            /s/ Peter E. Bennett
                            -------------------------------
                            Peter E. Bennett, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ G. Michael Stakias
                            -------------------------------
                            G. Michael Stakias, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ Carl E. Ring, Jr.
                            -------------------------------
                            Carl E. Ring, Jr., as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ Paul J. Huston
                            -------------------------------
                            Paul J. Huston, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ Michael J. Kluger
                            -------------------------------
                            Michael J. Kluger, individually and as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ Tom Greig
                            -------------------------------
                            Tom Greig, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.


                            /s/ Stephen J. Fisher
                            -------------------------------
                            Stephen J. Fisher, as a general partner of LIP, which is the manager of LLC and on behalf of LIP in his capacity as a general partner thereof.